AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment Agreement”) is dated as of October 11, 2013, by and among BNY Mellon Investment Servicing (US) Inc. (f/k/a PFPC Inc.) (the “Transfer Agent”), Tax-Free Fund For Utah (the “Predecessor Trust”), on behalf of its series Tax-Free Fund For Utah (the “Predecessor Fund”), and Aquila Municipal Trust, a Massachusetts business trust (the “Successor Trust”), on behalf of its series Aquila Tax-Free Fund For Utah (the “Successor Fund”).

RECITALS

WHEREAS, the Transfer Agent and the Predecessor Trust are parties to a Transfer Agency Services Agreement dated as of November 7, 1997, as amended from time to time (the “Transfer Agency Services Agreement”) in connection with the provision of certain transfer agent services to the Predecessor Fund.

WHEREAS, effective on or about October 11, 2013, the Predecessor Fund is being reorganized into the Successor Fund, a newly-organized series of the Successor Trust established to facilitate the reorganization.

WHEREAS, the Predecessor Trust, on behalf of the Predecessor Fund, wishes to assign to the Successor Trust, on behalf of the Successor Fund, and the Successor Trust, on behalf of the Successor Fund, wishes to accept, all of the rights and obligations of the Predecessor Trust and the Predecessor Fund under the Transfer Agency Services Agreement, including the payment of any fees thereunder.

WHEREAS, the Transfer Agent is willing to continue to provide such transfer agent services to the Successor Trust and the Successor Fund under the terms of the Transfer Agency Services Agreement and wishes to consent to such assignment.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Assignment.  The Predecessor Trust, on behalf of the Predecessor Fund, hereby assigns all of the rights and obligations of the Predecessor Trust and the Predecessor Fund under the Transfer Agency Services Agreement to the Successor Trust, on behalf of the Successor Fund.  The Transfer Agent hereby consents to such assignment.  After the date of this Amendment Agreement, all references to “the Fund” in the Transfer Agency Services Agreement shall be deemed to refer to the Successor Trust, and all references to “the Portfolio” shall be deemed to refer to the Successor Fund.

2. Ratification and Confirmation of Transfer Agency Services Agreement.  Except as set forth herein, the parties hereby ratify and confirm the terms of the Transfer Agency Services Agreement.  The parties agree that all of the representations, warranties, terms, covenants, indemnification obligations and conditions of the Transfer Agency Services Agreement shall remain unamended and shall continue in full force and effect.

3. Effective Date.  This Amendment Agreement shall become effective on October 11, 2013, or on the date the Successor Fund commences operations.

4. Counterparts.  This Amendment Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement as of the date first written above.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:  /s/ Karen S. Vavra
Name: Karen S. Vavra
Title:  Managing Director

TAX-FREE FUND FOR UTAH, on behalf of its series
TAX-FREE FUND FOR UTAH

By:  /s/ Diana P. Herrmann
Name: Diana P. Herrmann
Title:  President

AQUILA MUNICIPAL TRUST, on behalf of its series
AQUILA TAX-FREE FUND FOR UTAH

By:  /s/ Diana P. Herrmann
Name: Diana P. Herrmann
Title:  President